Exhibit 99.2

Consent of Peter J. Solomon Company, L.P.

We hereby consent to (i) the inclusion of our opinion letter, dated February 3, 2015, to the Board of Directors of Office Depot, Inc. (“Office Depot”) as Annex B to the proxy statement/prospectus included in the Amendment No. 2 to the Registration Statement on Form S-4 of Staples, Inc. filed on May 11, 2015 (the “Registration Statement”) and (ii) all references to Peter J. Solomon Company, L.P. in the sections captioned “Summary—Office Depot’s Reasons for the Merger; Recommendation of the Office Depot Board of Directors”, “Summary—Opinion of Office Depot’s Financial Advisor”, “Risk Factors—Risks Relating to the Merger”, “Proposal I: Adoption of the Merger Agreement—Background of the Merger”, “Proposal I: Adoption of the Merger Agreement—Office Depot’s Reasons for the Merger; Recommendation of the Office Depot Board of Directors”, “Proposal I: Adoption of the Merger Agreement—Certain Financial Projections Utilized by the Office Depot Board of Directors and Office Depot’s Financial Advisor” and “Proposal I: Adoption of the Merger Agreement—Opinion of Office Depot’s Financial Advisor”, of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

PETER J. SOLOMON COMPANY, L.P.

By:	/s/ Andrew Quigley
Andrew Quigley

New York, New York

May 11, 2015